Dated September 29, 2020

Filed Pursuant to Rule 433

Registration Statement No. 333-236886

Supplementing Preliminary Prospectus Supplement Dated

September 29, 2020 and Prospectus Dated March 4, 2020

CubeSmart, L.P.

Pricing Term Sheet

$450,000,000 of 2.000% Senior Notes due 2031

Issuer:	CubeSmart, L.P.

Guarantor:	CubeSmart

Expected Ratings: (Moody’s / S&P)*:	Baa2 (Stable) / BBB (Stable)

Security Type:	Senior Unsecured Notes

Type of Offering:	SEC Registered

Pricing Date:	September 29, 2020

Settlement Date: (T+5)**:	October 6, 2020

Maturity Date:	February 15, 2031

Principal Amount:	$450,000,000

Benchmark Treasury:	UST 0.625% due August 15, 2030

Benchmark Treasury Price / Yield:	99-24+ / 0.650%

Spread to Benchmark Treasury:	+145 bps

Yield to Maturity:	2.100%

Public Offering Price:	99.074% of the principal amount, plus accrued and unpaid interest, if any, from October 6, 2020.

Coupon:	2.000%

Interest Payment Dates:	February 15 and August 15 of each year, beginning February 15, 2021

Optional Redemption:

The Issuer may redeem the notes, in whole or in part, at any time prior to maturity.  If the notes are redeemed before November 15, 2030 (the “Par Call Date”), the redemption price will equal the greater of: (i) 100% of the principal amount of the notes to be redeemed; and (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed (not including any accrued and unpaid interest to the redemption date), assuming the notes matured on the Par Call Date, discounted to the redemption date on a semi-annual basis at the applicable treasury rate plus 25 basis points, plus accrued and unpaid interest to, but excluding, the redemption date.

If the notes are redeemed on or after the Par Call Date, the redemption price will equal 100% of the principal amount of the notes then outstanding being redeemed, plus accrued and unpaid interest on the principal amount being redeemed to, but excluding, the redemption date.

CUSIP / ISIN:	22966R AG1 / US22966RAG11

Joint Book-Running Managers:	Wells Fargo Securities, LLC, Barclays Capital Inc., and Jefferies LLC

Co-Managers:	BofA Securities, Inc., Regions Securities LLC, U.S. Bancorp Investments, Inc., BMO Capital Markets Corp., Stifel, Nicolaus & Company, Incorporated, and Truist Securities

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

**T+5 Settlement. Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the second business day before settlement will be required, by virtue of the fact that the notes initially settle in T+5, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to the second business day before settlement should consult their advisors.

The issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus supplement for this offering, the issuer’s prospectus in that registration statement and any other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online data base (EDGAR) on the SEC web site at http://www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and accompanying prospectus if you request it by contacting Wells Fargo Securities, LLC, by calling toll-free 1-800-645-3751 or by emailing wfscustomerservice@wellsfargo.com, by contacting Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 or by calling toll-free 1-800-603-5847 or by emailing barclaysprospectus@broadridge.com or by contacting Jefferies LLC, Investment Grade Debt Capital Markets, 520 Madison Avenue, 3rd Floor, New York, NY 10022 or by calling toll-free 1-800-877-0696 or by emailing DCMProspectuses@jefferies.com.